Exhibit 99.1

Flexsteel Reports Second Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--January 25, 2018--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported second quarter and fiscal year-to-date financial results.

Financial Highlights:

  Net sales were $129.4 million, up 9.2%, a record quarter;
  Net sales were $249.2 million for the current six months, an increase of 8.1%; and
  Net income for six months increased $0.27 per share, including gain on facility sale and tax reform impact.

Net sales for the quarters ended December 31, (in millions):

	2017	2016	$ Change	% Change
Residential	$110.8	$100.5	$10.3	10.2%
Contract	18.6	18.0	0.6	3.3%
Total	$129.4	$118.5	$10.9	9.2%

Net sales for the six months ended December 31, (in millions):

	2017	2016	$ Change	% Change
Residential	$212.6	$194.2	$18.4	9.5%
Contract	36.6	36.4	0.2	0.5%
Total	$249.2	$230.6	$18.6	8.1%

Net sales were $129.4 million for the quarter compared to net sales of $118.5 million in the prior year quarter, an increase of 9.2%. Net sales were $249.2 million for the six months ended December 31, 2017, an increase of 8.1%. For both the quarter and the six-month period, higher residential net sales are primarily due to increased volume and to a lesser extent new customers. Higher contract net sales are primarily due to increased volume offset by the previously disclosed intentional decrease in sales to certain customers.

Gross margin as a percent of net sales for the quarter ended December 31, 2017 was 21.2%, compared to 22.6% for the prior year quarter. For the six months ended December 31, 2017, gross margin as a percent of net sales was 21.5%, compared to 23.1% for the prior year period. The decrease in gross margin as a percentage of net sales is primarily due to increased labor and raw material costs partially offset by volume leverage on fixed costs. In response to margin pressure, the Company implemented select sales price increases late in the fiscal quarter.

Selling, general and administrative (SG&A) expenses were 15.2% of net sales in the current year quarter, compared to 15.5% of net sales in the prior year quarter. For the six months ended December 31, 2017, SG&A expenses decreased to 15.2% compared to 16.1% in the prior year period primarily due to improved fixed cost leverage.

During the current fiscal year, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. On an after-tax basis, the gain represents $1.3 million or $0.16 per share.

The effective tax rate for the current year quarter was 21.1% compared to 36.7% in the prior year quarter. For the six months ended December 31, 2017, the effective tax rate was 30.2% compared to 37.7% in the prior year period. The current year quarter and fiscal year-to-date rates were positively impacted by the passage of the Tax Cuts and Jobs Act (Tax Reform) resulting in a $0.16 per share increase in net income. Beginning in fiscal year 2019, the Company expects the effective tax rate to be between 25% and 27%.

The above factors resulted in net income of $6.2 million or $0.78 per share for the quarter ended December 31, 2017, compared to $5.3 million or $0.68 per share in the prior year quarter. For the six months ended December 31, 2017, net income was $12.4 million or $1.56 per share compared to $10.1 million or $1.29 per share in the prior year period.

Working capital (current assets less current liabilities) at December 31, 2017 was $163 million compared to $158 million at June 30, 2017. Changes in working capital include increases of $11 million in inventory, $5 million in accounts receivable, $2 million in investments and $2 million in accounts payable; and a decrease of $11 million in cash and cash equivalents. Accounts receivable increased due to increased sales volume. Inventory increased to improve service levels.

For the six months ended December 31, 2017, capital expenditures were $12.9 million including $6.8 million invested to upgrade the business information system and $3.7 million for the construction of a new manufacturing facility.

All earnings per share amounts are on a diluted basis.

Outlook

During the remainder of fiscal year 2018, the Company expects high single digit revenue growth including the previously disclosed intentional decrease in sales to certain contract customers. The Company expects continued inflationary pressure on certain raw materials and moderating labor cost increases. The Company is focused on gross margin expansion through targeted sales price increases, enhanced service levels and driving operational efficiencies.

For the balance of the fiscal year, the Company expects to capitalize $2 million related to business information system software and development, $10 million for the construction of a manufacturing facility and $2 million for operations. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of its shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2017	2017

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,579	$28,874
Investments	19,943	17,958
Trade receivables, net	47,451	42,362
Inventories	110,224	99,397
Other	7,050	6,659
Total current assets	202,247	195,250

NONCURRENT ASSETS:
Property, plant, and equipment, net	75,657	70,661
Other assets	3,551	4,134

TOTAL	$281,455	$270,045

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,427	$16,758
Accrued liabilities	20,925	20,437
Total current liabilities	39,352	37,195

LONG-TERM LIABILITIES:
Other long-term liabilities	2,308	2,090
Total liabilities	41,660	39,285

SHAREHOLDERS’ EQUITY	239,795	230,760

TOTAL	$281,455	$270,045

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
NET SALES	$129,392	$118,530	$249,226	$230,580
COST OF GOODS SOLD	(101,990)	(91,782)	(195,684)	(177,202)
GROSS MARGIN	27,402	26,748	53,542	53,378
SELLING, GENERAL AND ADMINISTRATIVE	(19,679)	(18,332)	(37,915)	(37,258)
GAIN ON SALE OF FACILITY	--	--	1,835	--
OPERATING INCOME	7,723	8,416	17,462	16,120
OTHER INCOME	158	103	299	151
INCOME BEFORE INCOME TAXES	7,881	8,519	17,761	16,271
INCOME TAX PROVISION	(1,660)	(3,130)	(5,360)	(6,130)
NET INCOME	$6,221	$5,389	$12,401	$10,141

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,847	7,779	7,839	7,752
Diluted	7,937	7,906	7,931	7,865

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.79	$0.69	$1.58	$1.31
Diluted	$0.78	$0.68	$1.56	$1.29

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2017	2016

OPERATING ACTIVITIES:
Net income	$12,401	$10,141
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,633	4,058
Stock-based compensation expense	592	925
Deferred income taxes	720	617
Excess tax benefit from share-based payments	--	(1,182)
Change in provision for losses on accounts receivable	(75)	(40)
Gain on disposition of capital assets	(1,794)	(143)
Changes in operating assets and liabilities	(14,177)	(2,257)
Net cash provided by operating activities	1,300	12,119

INVESTING ACTIVITIES:
Net purchases of investments	(2,054)	(99)
Proceeds from sale of capital assets	6,152	143
Capital expenditures	(12,902)	(6,005)
Net cash used in investing activities	(8,804)	(5,961)

FINANCING ACTIVITIES:
Dividends paid	(3,290)	(2,941)
Proceeds from issuance of common stock	51	770
Shares issued to employees, net of shares withheld	(552)	(1,132)
Excess tax benefit from share-based payments	--	1,182
Net cash used in financing activities	(3,791)	(2,121)

(Decrease) increase in cash and cash equivalents	(11,295)	4,037
Cash and cash equivalents at beginning of period	28,874	36,780
Cash and cash equivalents at end of period	$17,579	$40,817

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Marcus D. Hamilton, 563-585-8122
Chief Financial Officer